This announcement is neither an offer to purchase nor a solicitation of an offer to sell the common stock, having no par value, of Castle & Cooke, Inc. ("Shares"). The offer is made solely by the Offer to Purchase dated May 31, 2000 (as amended, the "Offer to Purchase") and the most recent related Letter of Transmittal (the "Letter of Transmittal"), and is being made to all holders of Shares (the "Offer"). Castle Acquisition Company, Inc. ("Purchaser") is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Deutsche Bank Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                        NOTICE OF INCREASE IN OFFER PRICE

                        CASTLE ACQUISITION COMPANY, INC.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                             FLEXI-VAN LEASING, INC.

                       ANNOUNCED ON JUNE 22, 2000, THAT IT

                           HAS INCREASED ITS OFFER FOR
          EACH OUTSTANDING SHARE OF COMMON STOCK, HAVING NO PAR VALUE,
                                       OF

                              CASTLE & COOKE, INC.

                                       TO

                               $19.25 NET IN CASH

--------------------------------------------------------------------------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
       NEW YORK CITY TIME, ON JULY 6, 2000, UNLESS THE OFFER IS EXTENDED
                            (THE "EXPIRATION DATE").

--------------------------------------------------------------------------------


THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A SIMPLE MAJORITY OF THE OUTSTANDING SHARES NOT ALREADY OWNED BY PURCHASER OR ITS AFILIATES (ASSUMING EXERCISE OF ALL

OUSTANDING OPTIONS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT.)

Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any condition specified in CONDITIONS TO THE OFFER of the Offer to Purchase, by giving oral or written notice of such extension to EquiServe Trust Company, N.A. (the "Depositary"). Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights if any of tendering shareholders to withdraw their Shares.

If the conditions to the Offer have been satisfied as of the then scheduled Expiration Date, but fewer Shares have been tendered than are needed to effect a short-form merger under the Hawaii Business Corporation Act, Purchaser will accept and promptly make payment for Shares tendered and not withdrawn as of that Expiration Date and will extend the Offer for a subsequent offering period in accordance with Rule 14d-11 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, in order to provide the hoders of Shares additional time to tender their Shares.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPEC TO THE OFFER.

Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                                    GEORGESON
                                   SHAREHOLDER
                               COMMUNICATIONS INC.

                           17 State Street, 10th Floor
                            New York, New York 10004
              Banks and Brokerage Firms Please Call (212) 440-9800
                     Shareholders Please Call (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                            DEUTSCHE BANC ALEX. BROWN
                          Deutsche Bank Securities Inc.
                         130 Liberty Street, 33rd Floor
                            New York, New York 10006
                          (212) 250-6000 (Call Collect)